Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Swift Transportation Co., Inc.:

We consent to incorporation by reference in the Registration Statements No. 333-60970, 333-16865 and 333-20651 on Form S-3 and in the Registration Statements No. 33-85940, 333-53566, 333-31067, 333-64910, 333-6670 and 333-81403
on Form S-8 of Swift Transportation Co., Inc. of our report dated March 21, 2002, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Swift Transportation Co., Inc.

Our report refers to the Company's adoption of statement of Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective January 1, 2001.

The consolidated financial statements of Swift Transportation Co., Inc. as of December 31, 2000 and for the years ended December 31, 2000 and 1999, have been restated to reflect the pooling-of-interests transaction with MS Carriers, Inc. as described in Note 2 to the consolidated financial statements. We did not audit the 2000 and 1999 consolidated financial statements of MS Carriers, Inc., which statements reflect total assets constituting 39 percent as of December 31, 2000 and total revenues constituting 36 percent and 37 percent, in 2000 and 1999, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MS Carriers, Inc. as of December 31, 2000 and for the years ended December 31, 2000 and 1999, is based solely on the report of the other auditors.


                                  /s/ KPMG LLP

Phoenix, Arizona
March 29, 2002